Exhibit 99.1

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INVESTOR CONTACT:	FOR IMMEDIATE RELEASE MEDIA CONTACT:
Mark Kimbrough 615-344-2688	Ed Fishbough 615-344-2810
HCA Reports Second Quarter 2009 Results
Nashville, Tenn., July 29, 2009 — HCA Inc. today announced financial and operating results for its second quarter ended June 30, 2009.
Second Quarter Summary:
•	Revenues increased 7.2 percent to $7.483 billion.

•	Net income attributable to HCA Inc. totaled $282 million, compared to $141 million in the prior year’s second quarter.

•	Adjusted EBITDA totaled $1.399 billion, compared to $1.104 billion in the second quarter of 2008.

•	Provision for doubtful accounts totaled $866 million, compared to $813 million in the prior year.

•	Interest expense increased to $506 million from $494 million in the prior year’s second quarter.

•	Same facility equivalent admissions increased 4.4 percent, while same facility admissions increased 1.9 percent in the second quarter compared to the same period last year.

•	Same facility revenue per equivalent admission increased 3.0 percent.

•	Total surgeries, on a same facility basis, increased 0.1 percent from the prior year’s second quarter.
Revenues for the second quarter totaled $7.483 billion, compared to $6.980 billion in the second quarter of 2008. Adjusted EBITDA in the quarter totaled $1.399 billion, compared to $1.104 billion in the previous year’s second quarter. A table describing adjusted EBITDA and reconciling net income attributable to HCA Inc. to adjusted EBITDA for these periods is included in this release. Net income attributable to HCA Inc. for the second quarter of 2009 totaled $282 million, compared to $141 million in the prior year’s second quarter. Results for the second quarter of 2009 include losses on sales of facilities of $3 million compared to losses of $11 million in the second quarter of 2008. Second quarter 2009 results also include a $4 million charge for impairment of long-lived assets compared to an impairment charge of $9 million in the second quarter of 2008.
The provision for doubtful accounts increased to $866 million, or 11.6 percent of revenues, in the second quarter of 2009 from $813 million, or 11.7 percent of revenues, in the second quarter of 2008, primarily due to an increase in uninsured admissions. Same facility uninsured admissions increased 10.4 percent in the second quarter of 2009 compared to the prior year’s second quarter. Same facility charity care and uninsured discounts totaled $1.158 billion in the second quarter of 2009 compared to $846 million in the second quarter of 2008.
During the second quarter of 2009, salaries and benefits, supply expense and other operating expenses totaled $5.279 billion compared to $5.125 billion in the second quarter of 2008, a decline of 2.9 percent as a percent of revenues.
Interest expense increased to $506 million in the second quarter of 2009, compared to $494 million in the same period of 2008, due primarily to a slight increase in the average interest rate on our outstanding debt.
Same facility admissions increased 1.9 percent and same facility equivalent admissions increased 4.4 percent in the second quarter of 2009 compared to the prior year’s second quarter. Same facility inpatient surgeries increased 0.5 percent and same facility outpatient surgeries declined 0.2 percent in the second quarter. Same facility revenue per equivalent admission increased 3.0 percent in the second quarter of 2009 compared to the second quarter of 2008.
Revenues for the six months ended June 30, 2009 totaled $14.914 billion compared to $14.107 billion for the same period of 2008. Adjusted EBITDA totaled $2.856 billion for the first half of 2009 compared to $2.284 billion for the same period of 2008. Net income attributable to HCA Inc. was $642 million for the six months ended June 30, 2009 compared to $311 million in the prior year. Results for the six months ended June 30, 2009 include losses on sales of facilities of $8 million and an impairment of long-lived assets of $13 million compared to gains on sales of facilities of $40 million and an impairment of long-lived assets of $9 million in the first half of 2008.
Cash flows from operating activities increased $691 million, from $424 million for the six months ended June 30, 2008 to $1.115 billion for the six months ended June 30, 2009. The increase was due primarily to the $375 million increase in net income and $312 million improvement from changes in operating assets and liabilities and the provision for doubtful accounts.
As of June 30, 2009, HCA’s balance sheet reflected cash and cash equivalents of $450 million, total debt of $26.545 billion, and total assets of $24.241 billion. During the second quarter of 2009, capital expenditures totaled $282 million, excluding acquisitions. For the six months ended June 30, 2009, capital expenditures totaled $619 million, excluding acquisitions.
As of June 30, 2009, HCA operated 163 hospitals and 105 freestanding surgery centers (including eight hospitals and eight freestanding surgery centers operated through equity method joint ventures).
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. The dial in number for today’s call is 888-359-3627 (no code required). A live audio broadcast of the call via webcast will also be available to investors. The broadcast will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=60459 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the Recapitalization, (2) the impact of the substantial indebtedness incurred to finance the Recapitalization and the ability to refinance such indebtedness on acceptable terms, (3) the possible enactment of federal or state health care reform and changes in federal, state or local laws or regulations affecting the health care industry, (4) increases, particularly in the current economic downturn, in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in revenue mix, including potential declines in the population covered under managed care agreements due to the current economic downturn and the ability to enter into and renew managed care provider agreements on acceptable terms, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential liabilities and other claims that may be asserted against us, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Condensed Consolidated Income Statements
Second Quarter
(Dollars in millions)

	2009		2008
	Amount	Ratio	Amount	Ratio

Revenues	$7,483	100.0%	$6,980	100.0%

Salaries and benefits	2,944	39.3	2,841	40.7
Supplies	1,211	16.2	1,149	16.5
Other operating expenses	1,124	15.0	1,135	16.2
Provision for doubtful accounts	866	11.6	813	11.7
Equity in earnings of affiliates	(61)	(0.8)	(62)	(0.9)
Depreciation and amortization	360	4.8	355	5.0
Interest expense	506	6.8	494	7.1
Losses on sales of facilities	3	—	11	0.2
Impairment of long-lived assets	4	0.1	9	0.1

	6,957	93.0	6,745	96.6

Income before income taxes	526	7.0	235	3.4

Provision for income taxes	161	2.1	38	0.6

Net income	365	4.9	197	2.8

Net income attributable to noncontrolling interests	83	1.1	56	0.8

Net income attributable to HCA Inc.	$282	3.8	$141	2.0

HCA Inc.
Condensed Consolidated Income Statements
For the Six Months Ended June 30, 2009 and 2008
(Dollars in millions)

	2009		2008
	Amount	Ratio	Amount	Ratio

Revenues	$14,914	100.0%	$14,107	100.0%

Salaries and benefits	5,867	39.3	5,680	40.3
Supplies	2,421	16.2	2,322	16.5
Other operating expenses	2,226	15.1	2,249	15.8
Provision for doubtful accounts	1,673	11.2	1,701	12.1
Equity in earnings of affiliates	(129)	(0.9)	(129)	(0.9)
Depreciation and amortization	713	4.7	712	5.0
Interest expense	977	6.5	1,024	7.3
Losses (gains) on sales of facilities	8	0.1	(40)	(0.3)
Impairment of long-lived assets	13	0.1	9	0.1

	13,769	92.3	13,528	95.9

Income before income taxes	1,145	7.7	579	4.1

Provision for income taxes	348	2.4	157	1.1

Net income	797	5.3	422	3.0

Net income attributable to noncontrolling interests	155	1.0	111	0.8

Net income attributable to HCA Inc.	$642	4.3	$311	2.2

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Six Months
	Second Quarter		Ended June 30,
	2009	2008	2009	2008

Revenues	$7,483	$6,980	$14,914	$14,107

Net income attributable to HCA Inc.	$282	$141	$642	$311
Losses (gains) on sales of facilities (net of tax)	2	6	5	(24)
Impairment of long-lived assets (net of tax)	2	6	8	6

Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets	286	153	655	293
Depreciation and amortization	360	355	713	712
Interest expense	506	494	977	1,024
Provision for income taxes	164	46	356	144
Net income attributable to noncontrolling interests	83	56	155	111

Adjusted EBITDA (a)	$1,399	$1,104	$2,856	$2,284

(a)	Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are non-GAAP financial measures. We believe that net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and GAAP net income attributable to HCA Inc.) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attributable to HCA Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30,	March 31,	December 31,
	2009	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$450	$356	$465
Accounts receivable, less allowance for doubtful accounts	3,680	3,870	3,780
Inventories	730	717	737
Deferred income taxes	1,032	988	914
Other	556	558	405

Total current assets	6,448	6,489	6,301

Property and equipment, at cost	24,185	23,913	23,714
Accumulated depreciation	(12,752)	(12,458)	(12,185)

	11,433	11,455	11,529

Investments of insurance subsidiary	1,322	1,302	1,422
Investments in and advances to affiliates	854	860	842
Goodwill	2,594	2,579	2,580
Deferred loan costs	444	452	458
Other	1,146	1,147	1,148

	$24,241	$24,284	$24,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,206	$1,200	$1,370
Accrued salaries	876	823	854
Other accrued expenses	1,119	1,458	1,282
Long-term debt due within one year	194	416	404

Total current liabilities	3,395	3,897	3,910

Long-term debt	26,351	26,151	26,585
Professional liability risks	1,108	1,098	1,108
Income taxes and other liabilities	1,713	1,853	1,782

Total liabilities	32,567	32,999	33,385

Equity securities with contingent redemption rights	155	154	155

EQUITY (DEFICIT)
HCA Inc. stockholders’ deficit	(9,486)	(9,888)	(10,255)
Noncontrolling interests	1,005	1,019	995

Total deficit	(8,481)	(8,869)	(9,260)

	$24,241	$24,284	$24,280

HCA Inc.
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2009 and 2008
(Dollars in millions)

	2009	2008

Cash flows from operating activities:
Net income	$797	$422
Adjustments to reconcile net income to net cash provided by operating activities:
Change in operating assets and liabilities	(1,654)	(1,994)
Provision for doubtful accounts	1,673	1,701
Depreciation and amortization	713	712
Income taxes	(417)	(376)
Losses (gains) on sales of facilities	8	(40)
Impairment of long-lived assets	13	9
Change in noncontrolling interests	(159)	(96)
Amortization of deferred loan costs	60	43
Pay-in-kind interest	58	—
Share-based compensation	14	19
Other	9	24

Net cash provided by operating activities	1,115	424

Cash flows from investing activities:
Purchase of property and equipment	(619)	(717)
Acquisition of hospitals and health care entities	(41)	(44)
Disposition of hospitals and health care entities	29	110
Change in investments	71	(11)
Other	11	13

Net cash used in investing activities	(549)	(649)

Cash flows from financing activities:
Issuance of long-term debt	1,751	4
Net change in revolving bank credit facility	(505)	900
Repayment of long-term debt	(1,782)	(703)
Payment of debt issuance costs	(45)	—
Other	—	(1)

Net cash (used in) provided by financing activities	(581)	200

Change in cash and cash equivalents	(15)	(25)
Cash and cash equivalents at beginning of period	465	393

Cash and cash equivalents at end of period	$450	$368

Interest payments	$822	$1,007
Income tax payments, net of refunds	$765	$533

HCA Inc.
Operating Statistics

			For the Six Months
	Second Quarter		Ended June 30,
	2009	2008	2009	2008

Consolidating Hospitals:

Number of Hospitals	155	161	155	161
Weighted Average Licensed Beds	38,817	38,419	38,814	38,413
Licensed Beds at End of Period	38,793	38,448	38,793	38,448

Reported:
Admissions	387,400	382,600	783,600	784,300
% Change	1.2%		-0.1%
Equivalent Admissions	609,900	587,600	1,220,100	1,188,900
% Change	3.8%		2.6%
Revenue per Equivalent Admission	$12,270	$11,878	$12,224	$11,865
% Change	3.3%		3.0%
Inpatient Revenue per Admission	$11,577	$11,175	$11,522	$11,193
% Change	3.6%		2.9%

Patient Days	1,872,500	1,887,600	3,825,600	3,912,200
Equivalent Patient Days	2,948,700	2,900,100	5,956,400	5,930,900

Inpatient Surgery Cases	124,400	125,000	247,000	250,400
% Change	-0.5%		-1.4%
Outpatient Surgery Cases	200,200	202,100	394,600	399,000
% Change	-0.9%		-1.1%

Emergency Room Visits	1,398,000	1,297,600	2,757,700	2,666,400
% Change	7.7%		3.4%

Outpatient Revenues as a Percentage of Patient Revenues	39.1%	37.7%	38.5%	36.7%

Average Length of Stay	4.8	4.9	4.9	5.0

Occupancy	53.0%	54.0%	54.5%	56.0%
Equivalent Occupancy	83.5%	82.9%	84.9%	84.9%

Same Facility:
Admissions	380,700	373,800	769,800	766,200
% Change	1.9%		0.5%
Equivalent Admissions	598,800	573,400	1,197,000	1,160,000
% Change	4.4%		3.2%
Revenue per Equivalent Admission	$12,253	$11,891	$12,214	$11,878
% Change	3.0%		2.8%
Inpatient Revenue per Admission	$11,600	$11,218	$11,556	$11,231
% Change	3.4%		2.9%

Inpatient Surgery Cases	122,500	121,900	243,700	243,300
% Change	0.5%		0.1%
Outpatient Surgery Cases	198,100	198,500	389,700	392,000
% Change	-0.2%		-0.6%

Emergency Room Visits	1,364,900	1,258,400	2,686,800	2,584,500
% Change	8.5%		4.0%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	155	161	155	161
Nonconsolidating (Equity Joint Ventures)	8	8	8	8

Total Number of Hospitals	163	169	163	169